Exhibit 1.1

ARTICLES OF INCORPORATION

OF

WOORI FINANCE HOLDINGS CO., LTD.

CHAPTER I.

GENERAL PROVISIONS

Article 1. Company Name

The name of the Company shall be, in Korean, “Woori Kumyoong Jijoo Chusik Hoesa” and in English, “Woori Finance Holdings Co., Ltd.” (hereinafter referred to as the “Company”).

Article 2. Business Purpose

The purposes of the Company are acquisition and possession of the stock or equity of companies engaging in the financial business or closely related to the conduct of financial businesses, and control or administration and management of subsidiaries, sub-subsidiaries and companies controlled by sub-subsidiaries (hereinafter referred to as the “Subsidiaries”), as well as the following activities which are ancillary to such purposes;

1.	Administration and management activities

(1)	Assignment of business purpose and approval of business plan with respect to the Subsidiaries.

(2)	Evaluation of operational achievements and determination of compensation with respect to the Subsidiaries.

(3)	Determination of the corporate governance structure of the Subsidiaries.

(4)	Inspection of the affairs and financial status of the Subsidiaries.

(5)	Activities ancillary to the activities in items (1) through (4).

2.	Activities ancillary to administration and management activities

(1)	Funding of Subsidiaries.

(2)	Capital investment in subsidiaries or procurement of funds for funding of Subsidiaries.

(3)	Development and sale of products jointly with Subsidiaries and administrative support for joint use of facilities and computer systems with Subsidiaries.

(4)	Other business activities for which the authorization, permits or approval is not required under the relevant laws and regulations.

3.	Any and all businesses or activities directly or indirectly relating to the businesses listed in each of the foregoing items.

Article 3. Location of Head Office and Branches

1.	The head office of the Company shall be located in Seoul, Korea.

2.	The Company may establish branches, sub-offices, other business offices or local subsidiaries elsewhere within or outside Korea as may be deemed necessary, by resolutions of the Board of Directors of the Company.

Article 4. Method of Public Notice

Public notices by the Company shall be made by publication in the “Maeil Kyungjae” and the “Seoul”, newspapers of general circulation in Seoul, Korea.

CHAPTER II.

SHARES OF STOCK

Article 5. Total Number of Authorized Shares

The total number of shares of stock which the Company is authorized to issue shall be two billion and four hundred million (2,400,000,000) shares.

Article 6. Par Value

Any shares to be issued by the Company shall have a par value of five thousand (5,000) won.

Article 7. Total Number of Shares to be Issued at the time of Incorporation

The total number of shares to be issued by the Company at the time of incorporation shall be seven hundred twenty seven million and four hundred fifty eight thousand and nine hundred six (727,458,906) shares.

Article 8. Class of Shares

The class of shares to be issued by the Company shall be non-bearer common shares and non-bearer preferred shares.

Article 8-2. Number and Description of Preferred Shares

1.	The preferred shares to be issued by the Company shall be non-voting, and the number thereof shall be not more than one-half of the total outstanding shares.

2.	The dividend ratio on preferred shares shall be at least 1% of par value per annum, and the dividend ratio shall be determined by the Board of Directors upon issuance.

3.	The preferred shares to be issued by the Company may be participating or non-participating, cumulative or non-cumulative, as determined by the Board of Directors.

4.	Deleted.

5.	In the event where a resolution is adopted not to pay the prescribed dividend with respect to preferred shares, the preferred shares shall be deemed to have voting rights from the shareholders’ meeting following the shareholders’ meeting where such resolution is adopted, until the conclusion of the shareholders’ meeting where a resolution for priority payment of dividend to preferred shares is adopted.

6.	In the event where the Company effects a capital increase for consideration or without consideration, the allocation of new shares with respect to the preferred shares shall be with common shares in case of a capital increase for consideration, and with shares of the same class in case of a capital increase without consideration.

7.	The effective period of a preferred share shall be determined by resolution of the Board of Directors, within the scope of 1 to 50 years following the issuance date, and the preferred share shall be converted into a common share upon lapse of the effective period. However, in case where the Company issues cumulative preferred shares and the prescribed dividend has not been paid with respect thereto during such period, then such period shall be extended until the prescribed dividend has been paid in full. The provisions of Article 12 shall apply with respect to the dividend on shares issued upon such conversion.

8.	Notwithstanding paragraph 7 above, the Company may issue preferred shares without a fixed effective period by a resolution of the Board of Directors.

Article 8-3. Number and Description of Redeemable Shares

1.	In the event where the Company issues preferred shares, such shares may be issued as redeemable shares, which may be retired using the profits of the Company at the option of the Company or the shareholders, pursuant to a Board of Directors resolution.

2.	The redemption date of a redeemable share shall be determined by resolution of the Board of Directors, within the scope of 1 to 50 years following the issuance date, provided that the Company may provide for all or part of the redeemable shares to be redeemable prior to the redemption date, in accordance with the relevant laws and regulations.

3.	In the event where the Company redeems only a part of the redeemable shares outstanding, such redemption shall be in proportion to the number of redeemable share held by each shareholder, to the extent permissible under applicable laws and regulations. Odd-lot shares arising out of such calculation shall be deemed not to be subject to redemption.

4.	In the event where the Company redeems the redeemable shares, such redemption shall be made within 3 months following the approval of the proposed statement of appropriation of retained earnings by the ordinary shareholders’ meeting.

5.	The redemption price of redeemable shares shall be determined by the meeting of the Board of Directors, where issuance of the redeemable shares is resolved, from among the par value, market value at the time of redemption, issuance price, and the amount obtained by adding to the issuance price an amount calculated at the interest rate that takes into account the market interest rate.

6.	The Board of Directors’ meeting, where issuance of the redeemable shares is resolved, may determine the redemption of the redeemable shares to be made by the Company at such time during the redemption period when the shareholder requests the redemption, or at such time during the redemption period when the Board of Directors resolves for the redemption. Any redeemable share not redeemed before lapse of the redemption period shall be redeemed on the last day of the redemption period, provided that in case where there is no benefit to be redeemed until the last day of the redemption period, the redemption period shall be extended until the actual redemption takes place.

7.	The Company may issue the redeemable shares under this Article 8-3 as convertible shares under Article 8-4.

Article 8-4. Number and Description of Convertible Shares

1.	The convertible shares to be issued by the Company shall be preferred shares with rights to dividend, and having a right to conversion into common shares.

2.	The Company may issue convertible shares by resolution of the Board of Directors, and the number of common shares to be issued pursuant to exercise of the right of conversion shall be in the ratio of 2 common shares per 1 convertible share. However, such number may be adjusted by an anti-dilution provision to be determined by the Board of Directors at the time of issuance, which takes into consideration the customary and reasonable practice for preventing dilution of shareholders’ rights, within the scope of additional shares to be issued and the relevant laws and regulations.

3.	Deleted.

4.	Deleted.

5.	A convertible share may be converted at the option of the holder thereof until the date determined by resolution of the Board of Directors, within the scope of 1 to 10 years following the issuance date. The provisions of Article 12 shall apply with respect to the dividend on shares issued by conversion.

6.

In the event where the Company effects a capital increase without consideration, allocation of new shares for convertible shares shall be with the same class of shares. In the event where the Company effects a capital increase for consideration, allocation of new shares for convertible shares shall be with common shares, in which case the holder of convertible shares shall have a preemptive right as to 2 common shares for each convertible share he holds (provided that if the conversion ratio is adjusted, the adjusted conversion ratio shall apply).

7.	The Company may issue the convertible shares under this Article 8-4 as redeemable shares under Article 8-3.

Article 9. Type of Share Certificate

The type of share certificate to be issued by the Company shall be in eight (8) denominations such as denominations of one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000), and ten thousand (10,000); provided, however, that share certificates may be split or consolidated at the request of a shareholder.

Article 10. Preemptive Right

1.	All shareholders of the Company shall have the preemptive right to subscribe for any new shares to be issued by the Company in proportion to their respective shareholdings. The disposition of such shares as resulted from the waiver or forfeit of the preemptive right by any shareholder and any odd-lot shares incurred out of the subscription of new shares shall be determined by the resolution of the Board of Directors.

2.	Notwithstanding Paragraph 1 above, unless otherwise specifically provided in the applicable laws, new shares may be additionally issued to persons other than the shareholders of the Company by the resolution of the Board of Directors in any of the following cases:

(1)	In case the Company issues new shares within fifty percent (50%) of total number of issued and outstanding shares of the Company in the form of a capital increase through an ordinary public offering, pursuant to the relevant provisions of the Financial Investment Services and Capital Markets Act;

(2)	In case the Company issues new shares by the exercise of a stock option in accordance with the relevant provisions of the Commercial Code;

(3)	In case the Company issues new shares to the member of Employee Stock Ownership Association of the Company as a matter of priority, in accordance with the relevant provisions of the Financial Investment Services and Capital Markets Act;

(4)	In case the Company issues new shares to foreign investors, domestic or foreign financial institutions or affiliated companies within fifty percent (50%) of total number of its issued and outstanding shares for the purposes of managerial requirements, technological affiliation, urgent financing or debt-equity swap by financial institutions having credits against the Company;

(5)	Deleted.

(6)	In case the Company issues new shares within fifty percent (50%) of total number of issued and outstanding shares of the Company, pursuant to issuance of a depository receipt, in accordance with the relevant provisions of the Financial Investment Services and Capital Markets Act.

Article 11. Stock Option

1.	The Company may grant, by a special resolution at the General Meeting of Shareholders, stock options provided for in the Commercial Code; provided, however, that the Company may grant to persons other than the directors of the Company, by a resolution at the meeting of the Board of Directors, such stock options within one percent (1%) of the total number of issued and outstanding shares of the Company, in this case, the Company shall obtain the approval thereon at the General Meeting of Shareholders firstly held after the date on which such stock options are granted.

2.	The persons who are eligible for the stock options shall be the officers and employees of the Company (including any corporation other than stock-listed corporation, among subsidiaries of the Company and any subsidiaries of such subsidiaries) who have contributed, or have the ability to contribute, to the establishment, management or technological innovation of the Company; provided, however, that any person to whom stock options cannot be granted under the Commercial Code shall be excluded.

3.	The stock option exercise price per share shall be determined as provided for in the relevant laws and regulations such as the Commercial Code. This shall also apply as to exercise price adjustments made subsequent to granting of the stock option.

4.	Those shares to be issued or delivered upon the exercise of the stock option shall be the common stock in non-bearer form and shall not exceed fifteen percent (15%) of the total number of issued and outstanding shares of the Company.

5.	Each of the following subparagraphs shall be determined by the resolution of the general meeting of the shareholders or Board of Directors with respect to the stock options provided in Paragraph 1 above:

(1)	Name of the persons to be granted stock options;

(2)	Method for granting stock options;

(3)	Exercise Price of stock options and matters related to the price adjustment;

(4)	Period for the exercise of stock options; and

(5)	Class and number of shares to be issued or delivered upon the exercise of stock options to each person to be granted stock options.

6.	The stock option may be exercised within seven (7) years after the lapse of three (3) years from the date of the resolution of the General Meeting of Shareholders or Board of Directors meeting granting such stock option.

7.	Any grantee of the stock option may exercise his/her stock option only after having served the Company for two (2) years or more from the date when the resolution of the General Meeting of Shareholders or Board of Directors provided in the foregoing paragraph 1 has been adopted; provided, however, that in case a grantee of the stock option dies, or retires or resigns due to the mandatory age limit or for any other reasons which are not attributable to such grantee within two (2) years from the date of the above mentioned resolution, the grantee may exercise the stock option within the exercise period.

8.	The grant of the stock option may be revoked by a resolution of the Board of Directors in any of following cases:

(1)	When a relevant person who has been granted the stock option voluntarily resigns or retires from his/her office after being granted the stock option;

(2)	When a relevant person who has been granted the stock option intentionally or negligently inflicts a material damage or loss to the Company;

(3)	When the Company is unable to honor the exercise of stock options for reasons such as the Company’s bankruptcy; or

(4)	When any of the causes for cancellation as specified in the stock option contract entered into with the stock option grantee is triggered.

9.	Subject to obtaining expected results, the Company shall grant stock options. If such results are not obtained, the exercise of stock options may be delayed or cancelled.

10.	The provisions of Article 12 shall apply with respect to payment of dividends on shares issued pursuant to exercise of the stock option.

Article 12. Record Date for Calculating the Dividend for New Shares

When the Company issues new shares for the capital increase with or without consideration or as dividend, it shall be deemed that the new shares have been issued at the end of the fiscal year immediately preceding the fiscal year in which such new shares are issued for the payment of dividends for the new shares.

Article 13. Alteration of Entries

1.	The Company shall appoint a transfer agent for shares.

2.	Any transfer agent, its place of business, and the scope of its agency services shall be determined by the resolution of the Board of Directors and publicly notified.

3.	The Company shall place the shareholders’ registry or copy thereof at the office of the transfer agent, and shall cause the transfer agent to handle the procedures relating to alteration of entries in the shareholders’ registry, registration or deregistration of pledges, indication or cancellation of trust assets, issuance of share certificates, receipt of relevant reports or other procedures related to the stock of the Company.

4.	The procedures for mattes provided for under paragraph 3 shall be subject to the Regulations on Transfer Agent Business of Securities.

Article 14. Report of Address, Name and Seal Impression or Signature of Shareholders

(1)	Shareholders and registered pledgees shall report to the transfer agent their names, addresses and seal impressions or signatures.

(2)	The shareholders and registered pledgees who reside in a foreign country shall designate an agent in Korea and report to the Company thereon together with an address in Korea where notices are to be given.

(3)	The same reporting requirements shall apply to any changes in the matters referred to in Paragraphs 1 and 2 above.

Article 15. Suspension of Altering Entries in the Shareholders Registry and Record Date

(1)	The Company shall suspend making alteration of entries in the shareholders registry with respect to the rights of shareholders from January 1 of each year to January 31 of the same year.

(2)	The Company shall entitle the shareholders whose names appear in the shareholders registry as of the last day of each year to exercise respective rights at the ordinary General Meeting of Shareholders for the relevant fiscal period.

(3)	The Company may suspend alterations of the shareholders registry with respect to the rights of shareholders through a Board of Directors resolution, for a specified period of time not exceeding three (3) months, or designate the shareholders listed in the shareholders registry on the date designated by a Board of Directors resolution as the shareholders who will exercise the rights, when calling an extraordinary General Meeting of Shareholders or otherwise necessary. In this case, if deemed necessary, both the suspension on alteration of the shareholders registry and setting of the record date shall be determined at the discretion of the Board of Directors of the Company. The Company shall make a public notice thereof two (2) weeks prior to the day of extraordinary General Meeting of Shareholders.

CHAPTER III.

BONDS

Article 16. Issuance of Convertible Bonds

1.	The Company may issue convertible bonds to persons other than shareholders through the Board of Directors resolution in the following cases, provided that the aggregate face value of the convertible bonds so issued shall not exceed two trillion (2,000,000,000,000) won.

(1)	Issuance of convertible bonds by means of a public offering.

(2)	Issuance of convertible bonds to foreign investors, domestic and foreign financial institutions, strategic partners, etc. due to managerial necessities such as implementing advanced financial technology and forming strategic alliances.

(3)	Issuance of convertible bonds to a domestic financial institution for an urgent procurement of funds.

(4)	Issuance of convertible bonds in order to convert a credit of a financial institution against the Company into convertible bonds.

(5)	Issuance of convertible bonds overseas pursuant to the relevant provisions of the Financial Investment Services and Capital Markets Act.

(6)	Issuance of convertible bonds overseas pursuant to an issuance of depository receipts, in accordance with the relevant provisions of the Financial Investment Services and Capital Markets Act.

2.	The Board of Directors may issue the convertible bonds mentioned in Paragraph 1 above with a condition permitting the conversion right only to a part of such convertible bonds.

3.	The shares to be issued upon conversion shall be common stock and the conversion price shall be determined by the Board of Directors at the time of the issuance of the convertible bonds, but in any event, not less than the face value of the shares.

4.	The period in which the conversion right may be exercised shall commence on the date when three (3) months has elapsed from the date of the issuance of the convertible bonds and end on the date immediately preceding the maturity date thereof; provided, however, that the exercise period for such convertible bonds may be adjusted by the resolution of the Board of Directors within the above period.

5.	Article 12 hereof shall apply as to the payment of the interests on the convertible bonds and distribution of dividends for the shares issued upon the conversion of the convertible bonds.

Article 17. Issuance of Bonds with Warrants

1.	The Company may issue bonds with warrants to persons other than shareholders in the following cases, through a Board of Directors’ resolution, provided that the aggregate face value of the bonds with warrants so issued shall not exceed two trillion (2,000,000,000,000).

(1)	Where the bonds with warrants are issued by means of a public offering.

(2)	Where the bonds with warrants are issued to foreign investors, domestic and foreign financial institutions, strategic partners, etc. due to managerial necessities such as implementing advanced financial technology and forming strategic alliances.

(3)	Where the bonds with warrants are issued to domestic or foreign financial institutions for urgent funding needs

(4)	Where the bonds with warrants are issued in order to convert a credit of a financial institution against the Company into bonds with warrants.

(5)	Where the bonds with warrants are issued overseas pursuant to the relevant provisions of the Financial Investment Services and Capital Markets Act.

(6)	Where the bonds with warrants are issued pursuant to issuance of depository receipts pursuant to the relevant provisions of the Financial Investment Services and Capital Markets Act.

2.	The issue price of new shares which may be subscribed by holders of the bonds with warrants shall be determined by the Board of Directors; provided, however, that the aggregate amount of the such issue price shall not exceed the aggregate face value of the bonds with warrants.

3.	The shares to be issued upon exercise of warrants shall be common stock and the issue price shall be determined by the Board of Directors at the time of the issuance of the relevant bonds with warrants, but in any event, not less than the face value of the shares.

4.	The period in which the warrant may be exercised shall commence on the date when three (3) months has elapsed from the date of the issuance of the bonds with warrants and end on the date immediately preceding the maturity date thereof; provided, however, that the exercise period for such bonds with warrants may be adjusted by the resolution of the Board of Directors within the above period.

5.	Article 12 hereof shall apply as to the payment of dividends on shares issued upon exercise of warrants.

Article 18. Application of Provisions

Articles 13 (Alteration of Entries) and 14 (Report of Address, Name and Seal Impression or Signature of Shareholders) hereof shall apply to the issuance of bonds.

CHAPTER IV.

GENERAL MEETING OF SHAREHOLDERS

Article 19. Timing for Convening of General Meeting of Shareholders

(1)	The General Meeting of Shareholders of the Company shall consist of an ordinary General Meeting of Shareholders and an extraordinary General Meeting of Shareholders.

(2)	An ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year and an extraordinary General Meeting of Shareholders may be convened at any time as necessary.

Article 20. Persons Authorized to Convene Meetings

(1)	Except as otherwise required by applicable laws and regulations, the General Meeting of Shareholders shall be convened by the representative director in accordance with the resolution of the Board of Directors.

(2)	In the absence of the representative director, the provisions of Paragraph 3 of Article 35 herein shall apply.

Article 21. Notice of Convening a Meeting

(1)	When a General Meeting of Shareholders is to be called, a written notice or electronic mail notice stating the date, place of the meeting, the purpose for which the meeting has been called and the management information provided under Article 542-4 Paragraph 3 of the Commercial Code shall be sent to each of the shareholders two (2) weeks prior to the date of the meeting.

(2)	With respect to shareholders with 1% or less of the total number of issued and outstanding shares, the written notice or electronic mail notice under paragraph 1 may be substituted by two (2) or more public notices in the two (2) or more newspapers under Article 4 or by notification on the electronic disclosure system operated by the Financial Services Commission or the Korea Exchange.

(3)	The management information under paragraph 1 may be notified and placed in a manner prescribed by the Commercial Code, in lieu of notice or public notice.

Article 22. Chairman of the General Meeting of Shareholders

1.	The chairman of the Board of Directors shall be the chairman of the General Meeting of Shareholders.

2.	In the absence of the chairman of the Board of Directors, the provisions of Paragraph 5 of Article 39 shall apply.

Article 23. Maintenance of Order

1.	The chairman of the General Meeting of Shareholders may order a person causing material disruption at a meeting by a behavior or speech conducted with an intent to disturb the proceedings of such meeting, to cease or desist from such behavior or speech, or to leave the place where the meeting is being held.

2.	When deemed necessary in order to proceed a meeting in an orderly manner, the chairman of the General Meeting of Shareholders may restrict the time and frequency of a shareholder’s speech.

Article 24. Voting Right of Shareholders

Each shareholder shall have one (1) vote for each share of stock owned.

Article 25. Disparate Exercise of Voting Right

1.	In case where a shareholder holding two (2) or more votes wishes to exercise his voting rights disparately, the shareholder shall notify the Company, in writing, of such intention and the reason therefor three (3) days prior to the date set for the General Meeting of Shareholders.

2.	The Company may reject to approve the disparate exercise of voting rights mentioned above unless the shareholder acquires the shares as a trustee or otherwise holds the shares for and on behalf of other persons.

Article 26. Proxy Voting

1.	Any shareholder may exercise his/her voting right by proxy.

2.	The proxy referred to in Paragraph 1 above shall submit a document evidencing the authority to act as a proxy (power of attorney) no later than the beginning of each General Meeting of Shareholders.

Article 27. Adoption of Resolutions of the General Meeting of Shareholders

1.	Except as otherwise provided by any applicable laws and regulations or the Articles of Incorporation of the Company, all resolutions of the General Meeting of Shareholders shall be adopted by an affirmative vote of a majority of the voting rights of the shareholders present at the General Meeting of Shareholders and, at the same time, one-fourth (1/4) or more of the total number of all issued and outstanding shares of the Company.

2.	The number of voting rights exercised under Article 28 hereof shall be included in the number of voting rights of the shareholders present at the General Meeting of Shareholders.

Article 28. Exercise of Voting Rights in Writing

1.	The Board of Directors shall determine whether to allow the voting rights of the shareholders to be exercised in writing in accordance with Article 368-3 of the Commercial Code of Korea at the meeting of the Board of Directors held for the resolution of convening the General Meeting of Shareholders.

2.	In case the exercise of the voting rights in writing is resolved pursuant to Paragraph 1 above, the Board of Directors shall determine any specific procedures therefor.

Article 29. Minutes of General Meeting of Shareholders

The substance of the proceedings of a General Meeting of Shareholders and the results thereof shall be recorded in minutes, which shall bear seal impressions or signatures of the chairman and the directors present at the meeting, and shall be kept at the head office and branch offices of the Company.

CHAPTER V.

DIRECTORS, AND BOARD OF DIRECTORS

Article 30. Number of Directors

1.	The Company shall have fifteen (15) or less directors.

2.	The directors of the Company shall consist of inside directors, outside directors and directors not involved in the business operations of the Company. The number of the outside directors of the Company shall be at least three (3) and shall constitute more than one half (1/2) of the total number of directors.

Article 31. Election of Directors

1.	The directors of the Company shall be elected at the General Meeting of Shareholders.

2.	Notwithstanding paragraph 1 above, the outside directors of the Company shall be elected at the General Meeting of Shareholders after being recommended by the Recommendation Committee for Outside Director Candidates to be established under Article 42.

Article 32. Term of Directors

1.	The term of office of a director shall be three (3) years and such standing director may be reelected.

1-2.	The term of office of a director who concurrently holds the position of representative director of a subsidiary shall coincide with the term of office as such representative director; provided, however, that this paragraph shall be applicable only where the term of office as representative director of the subsidiary expires prior to the term of office as a director of the Company.

2.	Notwithstanding paragraph 1 above, the term of office of an outside director shall be one (1) year and such outside director may be reelected.

3.	The term of office referred to in Paragraphs 1, 1-2 and 2 above shall be shortened or extended to the close of the ordinary General Meeting of Shareholders convened for the last fiscal year during such term.

Article 33. Election of Directors for Vacancy

1.	A vacancy in the office of director shall be filled by election at the General Meeting of Shareholders, provided that this shall not apply where the number of directors required under Article 30 is maintained and there is no impediment to the conduct of Company affairs.

2.	In case of any vacancy in the office of an outside director due to resignation or death, resulting in the number of directors falling below the mandatory number required under Article 30, the required number shall be caused to be filled at the first General Meeting of Shareholders that follows the occurrence of such cause.

3.	The term of office of the director elected for a vacancy shall commence on the date when such director has been elected.

Article 34. Election of Representative Director

1.	The Company may appoint one (1) representative director who is also the president of the Company (“President”) by the resolution of the General Meeting of Shareholders.

2.	The Company may appoint a number of vice presidents (“Vice Presidents”) by the resolution of the Board of Directors.

Article 35. Duties of Representative Director

1.	The President shall represent the Company, administer the affairs of the Company as determined by the resolutions of the Board of Directors and be in charge of the management of any and all businesses of the Company in accordance with the directions resolved by the Board of Directors.

2.	In the absence of the President, a director designated according to an order determined by the Board of Directors shall act as the President.

Article 36. Reporting Obligation of Directors

If any director learns of any situation that is likely to cause a material damage or loss to the Company, such director shall promptly inform the Audit Committee thereof.

Article 37. Organization and Duties of Board of Directors

1.	The Board of Directors shall consist of directors and shall determine the matters which are provided for as the authority of the Board of Directors under the relevant laws and regulations including the Commercial Code and the Financial Holding Company Act, and other substantial business issues of the Company.

2.	The Board of Directors shall perform its duties set forth in the Rules for the Board of Directors for the purpose of enhancement of the shareholders’ benefits.

Article 38. Chairman of the Board of Directors

The chairman of the Board of Directors shall be the representative director and also the President of the Company.

Article 39. Convening of the Board of Directors

1.	The meeting of Board of Directors shall consist of an ordinary meeting of the Board of Directors or an extraordinary meeting of the Board of Directors, and shall be called by the chairman of the Board of Directors.

2.	Other directors may request the chairman to convene the meeting of the Board of Directors, and other directors may convene such meeting if the chairman rejects such request without due cause.

3.	An ordinary meeting of the Board of Directors shall be held once in a quarter and an extraordinary meeting of the Board of Directors may be convened at any time as deemed necessary by the chairman of the Board of Directors.

4.	When each meeting of the Board of Directors is to be called, the date for such meeting shall be firstly determined and then a written notice stating the date, place of the meeting and the purpose for which the meeting has been called shall be sent to each of the directors, together with the proposed agenda for the meeting and related documents, five (5) days prior to the date set for the meeting. However, such period for the notice on the convening of the board of directors shall be reduced in an urgent situation and the meeting of the Board of Directors may be called without the convening procedures provided in the first sentence in this paragraph with unanimous consent from all members of the Board of Directors.

5.	In the absence of the chairman of the Board of Directors, a director designated according to an order determined by the Board of Directors shall act as the chairman of the Board of Directors.

Article 40. Adoption of Resolution of the Board of Directors

1.	The resolution by the Board of Directors shall be adopted by an affirmative vote of a majority of the directors present at the meeting at which majority of the directors of the Company are present.

2.	The Board of Directors may permit some or all of its members not to attend a meeting of the Board of Directors in person, and may permit all directors to make their resolutions by means of a communications device which is able to transmit and receive motion pictures and sounds. In such case, the relevant director shall be deemed to have been present at such meeting in person.

3.	A person having a special interest in the resolution of the Board of Directors may not exercise his/her voting right.

Article 41. Minutes of Meeting of the Board of Directors

1.	The Board of Directors shall prepare the minutes of its meetings.

2.	The minutes of the Board of Directors’ meeting shall record the agenda, procedures and results of the meeting, and the names of persons opposed to the resolution and the reasons for their opposition, and shall bear the seal impressions or signatures of the directors present at the meeting.

Article 42. Committees

1.	The Company may establish any of the following committees within the Board of Directors:

(1)	Management Committee

(2)	Business Development and Compensation Committee

(3)	Risk Management Committee

(4)	Audit Committee

(5)	Standing Directors Committee

(6)	Ethics Committee

(7)	Outside Directors Recommendation Committee

(8)	MOU Evaluation Committee

(9)	Audit Committee Member Candidate Recommendation Committee

2.	Any details relating to the organization, authority and management of each committee shall be determined by resolutions of the Board of Directors.

Article 43. Remuneration and Severance Pay of Directors

1.	The remuneration of directors shall be determined by the resolution of the General Meeting of Shareholders.

2.	The severance pay of directors shall be paid in accordance with the Regulations on Payment of Severance Pay for Officers as adopted by the resolution at the General Meeting of Shareholders.

Article 44. Advisers

The Company shall have a few of advisers as appointed by the resolution of the Board of Directors.

CHAPTER VI.

AUDIT COMMITTEE

Article 45. Organization of Audit Committee

1.	In place of the statutory auditor, the Company shall establish the Audit Committee as provided in Article 42 hereof.

2.	The Audit Committee shall be consisting of three (3) directors or more, provided that two thirds (2/3) or more of the members of the Audit Committee shall be outside directors.

3.	The members of the Audit Committee shall be elected among the directors by the General Meeting of Shareholders.

4.	In case where the number of Audit Committee members does not meet the requirement under paragraph 2 due to resignation or death of a member, the requirement shall be caused to be satisfied at the first General Meeting of Shareholders that is convened after occurrence of such cause.

5.	The Audit Committee shall elect the representative (chairman) among outside directors by its resolution. In this case, it may be determined that two (2) or more members shall represent the Audit Committee.

Article 46. Duties of Audit Committee

1.	The Audit Committee shall audit the accounting records and business activities of the Company.

2.	The Audit Committee may request to call an extraordinary General Meeting of Shareholders by submitting to the Board of Directors a document containing the purposes and reasons for which such meeting is to be called.

3.	The Audit Committee may, in the course of performing its duties, request business reports of the subsidiaries of the Company when deemed it necessary. In this case, if a subsidiary of the Company fails to submit immediately its business report to the Audit Committee or it is required to confirm the business report made by such subsidiary, the Audit Committee may inspect the business activities and asset conditions of the said subsidiary.

4.	The Audit Committee shall approve the election of an external auditor pursuant to the Act on External Audit of Joint Stock Companies.

5.	The Audit Committee shall elect an external auditor to audit or review the financial statements prepared in accordance with the Generally Accepted Accounting Principles of the United States.

6.	The Audit Committee shall manage other matters as authorized by the Board of Directors to do so in addition to the duties provided in Paragraphs 1 to 5 above.

7.	The Board of Directors may not vote on a matter that has already been resolved by the Audit Committee.

Article 47. Audit Book

The Audit Committee shall prepare an audit book regarding the audit, and record the proceedings of audits and the results thereof in such audit book, which shall bear the seal impressions and signatures of the members of the Audit Committee who have conducted the audit recorded therein.

CHAPTER VII.

ACCOUNTING

Article 48. Fiscal Year

The fiscal year of the Company shall commence on January 1 of each year and shall end on December 31 of the same year.

Article 49. Preparation and Keeping of Financial Statements and Business Report

1.	The President of the Company shall prepare and submit to the Audit Committee for audit six (6) weeks prior to the date of each ordinary General Meeting of Shareholders the following documents, supplements thereof and business report, and then submit each of following documents and the business report to the ordinary General Meeting of Shareholders;

(1)	A balance sheet;

(2)	An income statement; and

(3)	A statement of appropriation of retained earnings or a statement of disposition of accumulated deficit.

2.	The Audit Committee shall submit to the President of the Company an auditor’s report not later than 1 (1) week before the Ordinary General Meeting of Shareholders.

3.	The President shall keep each document referred to in Paragraph 1 above, supplements thereof, business report and auditor’s report at the head office of the Company for five (5) years, and certified copies of all of such documents at the branch offices of the Company for three (3) years, from one (1) week prior to the day set for the ordinary General Meeting of Shareholders.

4.	Upon the approval of each document referred to in Paragraph (1) above at the General Meeting of Shareholders, the President shall immediately give public notice of the balance sheet, the income statement and the consolidated balance sheet and consolidated income statement. Notwithstanding the provision of Article 4, the public notice may be given by means of an electronic document as provided for under Article 55-2 of the Financial Holding Company Act.

Article 50. Appointment of External Auditor

The Company shall appoint, by obtaining the approval of the Audit Committee, an external auditor provided for in the Act on External Audit of Joint Stock Companies, and shall report such election to the first following General Meeting of Shareholders.

Article 51. Disposition of Profits

The Company shall dispose of retained earnings before appropriation for each fiscal year as follows:

1.	Legal reserve;

2.	Other statutory reserve;

3.	Dividends;

4.	Voluntary reserve; and

5.	Other appropriations of retained earnings.

Article 51-2. Retirement of Shares

1.	The Company may retire shares by resolution of the Board of Directors, within the limit of profits to be distributed to the shareholders.

2.	In order to retire shares pursuant to paragraph 1, the Board of Directors must resolve on the following matters:

(1)	Class and total number of shares to be retired.

(2)	Total value of share to be acquired for the purpose of retirement.

(3)	The period for acquisition of shares, which period shall be no longer than until the first Ordinary General Meeting of Shareholders to be held after the resolution of the Board of Directors.

3.	In case where the Company acquires its shares for retirement under paragraph 1, such acquisition shall be in accordance with the following standards:

(1)	The acquisition shall be by the methods and standards provided under the Financial Investment Services and Capital Markets Act. In this case, the period and method of acquisition shall be in compliance with the requirements under the Enforcement Decree of the same Act.

(2)	The amount to be acquired for retirement shall not exceed the amount prescribed by the Enforcement Decree of the Financial Investment Services and Capital Markets Act, within the limit of the profits that can be distributed at the end of the relevant fiscal year pursuant to Article 462, Section 1 of the Commercial Code.

4.	In case where shares are retired pursuant to paragraph 1, the matters listed under paragraph 2 and the retirement of shares shall be reported at the first General Meeting of Shareholders held after the resolution for the retirement.

Article 52. Payment of Dividends

1.	Dividends may be paid in cash or by shares.

2.	Dividends referred to in Paragraph 1 above shall be paid to the shareholders or registered pledgees who have been entered into the shareholders registry as of the end of each fiscal year.

Article 52-2. Interim Dividends

1.	The Company may pay interim dividends pursuant to Article 462-3 of the Korean Commercial Code, to the shareholders of record as of 00:00 hours, July 1. Interim dividends shall be paid in cash.

2.	Interim dividends under Paragraph 1 above shall be paid pursuant to a resolution of the Board of Directors, which resolution shall be made within 45 days after the base date under Paragraph 1.

3.	Interim dividends shall be limited to the amount obtained by subtracting the following amounts from the net asset amount under the balance sheet for the immediately preceding fiscal year:

(1)	Amount of capital for the immediately preceding fiscal year;

(2)	Total amount of capital reserves and legal reserves reserved up to the immediately preceding fiscal year;

(3)	The amount of dividends resolved to be distributed at the Ordinary General Meeting of Shareholders for the immediately preceding fiscal year;

(4)	The amount of voluntary reserve reserved for specific purpose pursuant to a provision of the Articles of Incorporation or a resolution of the General Meeting of Shareholders, up to the immediately preceding fiscal year; and

(5)	Legal reserve to be reserved for the relevant fiscal year pursuant to the interim dividends.

4.	In the event where new shares are issued after the commencement date of the fiscal year and on or before the base date under Paragraph 1 (including by capitalization of reserve, stock dividends, claim for conversion of convertible bonds, exercise of warrant under bonds with warrants, and exercise of stock option), the relevant new shares shall be deemed to have been issued at the end of the immediately preceding fiscal year for the purpose of interim dividends.

5.	In making an interim dividend payment, the same dividend ratio as common shares shall apply with respect to the preferred shares under Articles 8-2 through 8-4.

6.	No interim dividends shall be paid in case where a profit is not expected at the end of the relevant fiscal year.

Article 53. Expiration of Claims of Dividends

1.	Any claim for dividend payment shall expire unless it is exercised within five (5) years.

2.	Any dividends not timely claimed within the period provided in Paragraph 1 above shall revert to the Company.

ADDENDA (March 22, 2002)

These Articles of Incorporation shall become effective as of 22nd of March 2002.

ADDENDA (March 31, 2003)

These Articles of Incorporation shall become effective as of 31st of March 2003.

ADDENDA (March 30, 2004)

These Articles of Incorporation shall become effective as of 30th of March 2004.

ADDENDA (May 18, 2004)

These Articles of Incorporation shall become effective as of 18th of March 2004.

ADDENDA (March 28, 2008)

These Articles of Incorporation shall become effective as of 28th of March 2008.

ADDENDA (March 27, 2009)

These Articles of Incorporation shall become effective as of 27th of March 2009.